ARCO [LOGO]   Media Relations                      N E W S
              515 South Flower Street
              Los Angeles, CA   90071-2201
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FOR IMMEDIATE RELEASE                   March 27, 1995


ARCO CEO MIKE R. BOWLIN TO SUCCEED
LODWRICK M. COOK AS ARCO CHAIRMAN ON JULY 1


     LOS ANGELES -- ARCO'S President and Chief Executive
Officer Mike R. Bowlin has been elected to succeed Lodwrick
M. Cook as Chairman of the Board of Directors, effective July 1.

     As previously announced, Cook will step down as Chairman, a post he has held since 1986, following his 67th birthday in June. He will remain a member of the Board of Directors. Bowlin, 52, will continue as Chief Executive Officer.

     "Since becoming Chief Executive Officer last July, Mike has proved himself as inspiring and dynamic leader," said
Cook in announcing today's decision by the Board of Directors. "Our company could not be in better hands, and we look forward to its continued success and growth under Mike's leadership."

     Citing Cook's 39-year ARCO career, Bowlin said: "Lod has played a major role in every aspect of our company's growth. He has led us through several difficult reorganizations and guided our expansion overseas. He has also been an exemplary corporate citizen and a far-sighted industry leader who pioneered the development of cleaner-burning gasoline. The

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entire ARCO family sends its best wishes to Lod and his wife,
Carole."

     Bowlin, a native of Amarillo, Texas, and a graduate of the University of North Texas where he received BBA and MBA degrees, joined ARCO as a Human Resources representative in 1969. He held a number of Human Resources positions before becoming Vice President of Finance, Planning and Control for ARCO Oil and Gas Company in 1982. During his career, he served as Senior Vice President of ARCO Resources, Senior Vice President of International Oil and Gas Acquisitions, President of ARCO Coal Company and ARCO International Oil and Gas Company, and ARCO Executive Vice President.

     He became President and Chief Operating Officer in 1993, and Chief Executive Officer in July, 1994 following Cook's retirement as CEO.

     Cook joined ARCO in 1956 as an engineer trainee. He went on to hold management positions in Labor Relations, Refining/Marketing, Planning, Supply and Transportation.
He was elected a Corporate Vice President in 1970 and advanced through a number of executive positions. While
President of ARCO Transportation Company, he served as Chairman of the Owners' Committee of the Trans Alaska
Pipeline System.

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     Cook became President and Chief Executive Officer in
October, 1985, and Chairman in January, 1986. He has been a member of the Board of Directors since 1980.
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For information, contact:  Albert Greenstein (213) 486-3384